Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement on Form N-1A of our report dated January 6, 2023, relating to the financial statement of Calamos Antetokounmpo Sustainable Equities Fund, a series of Calamos Antetokounmpo Sustainable Equities Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

Chicago, Illinois

January 18, 2023